EXHIBIT 12

                              THE FINOVA GROUP INC.
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)


                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ----------------------
                                                            2000          1999
                                                          --------      --------

Income from continuing operations before income taxes $ 53,841 $264,255 Add fixed charges:
  Interest expense                                         454,421       330,680
  One-third rentals                                          3,335         2,433
                                                          --------      --------
    Total fixed charges                                    457,756       333,113
                                                          --------      --------
Income as adjusted                                        $511,597      $597,368
                                                          --------      --------
Ratio of income to fixed charges                              1.12          1.79
                                                          ========      ========

Preferred stock dividends on a pre-tax basis              $  4,770      $  4,770
Total fixed charges and preferred stock dividends         $462,526      $337,883
                                                          --------      --------
Ratio of income from continuing operations to fixed
 charges and preferred stock dividends                        1.11          1.77
                                                          ========      ========